Exhibit 10.12

VOTING AND EXCHANGE AGENCY AGREEMENT

THIS VOTING AND EXCHANGE AGENCY AGREEMENT is dated ● between IB Acquisition Corp. (hereinafter referred to as “SPAC”), GNQ Exchange Inc. (hereinafter referred to as “ExchangeCo”), and ● (hereinafter referred to as the “Agent”).

RECITALS:

A.	In connection with a business combination agreement (the “Business Combination Agreement”) dated February 19, 2026 between SPAC and GNQ Insilico Inc., a corporation existing under the federal laws of Canada (the “Company”), the Exchangeable Shares (as defined below) are to be issued to certain holders of securities of the Company pursuant to the Plan of Arrangement contemplated in the Business Combination Agreement.

B.	Pursuant to the Business Combination Agreement, SPAC and ExchangeCo are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo and the following terms shall have the following meanings:

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Agency Property” means the SPAC Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Agent from time to time pursuant to this agreement.

“Agent” means such person appointed by the Company and SPAC (each acting reasonably) and, subject to the provisions of Article 9, includes any successor agent or trustee.

“Authorized Investments” means short term interest-bearing or discount debt obligations issued or guaranteed by the Government of Canada or any province thereof or a Canadian chartered bank (which may include an affiliate or related party of the Agent), maturing not more than one year from the date of investment, or an interest-bearing segregated account with a Canadian Schedule I chartered bank.

“Automatic Exchange Right” means the benefit of the obligation of SPAC to effect the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than SPAC and its affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2(a).

“Board of Directors” means the Board of Directors of ExchangeCo.

“CallCo” means GNQ Call Inc., a corporation existing under the laws of the Province of Ontario.

“Exchange Right” has the meaning ascribed thereto in Section 5.1(a).

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 5.4.

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1(a).

“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 8.1(a).

“List” has the meaning ascribed thereto in Section 4.6.

“NASDAQ” means the NASDAQ Capital Market.

“Officer’s Certificate” means, with respect to SPAC or ExchangeCo, as the case may be, a certificate signed by any officer or director of SPAC or ExchangeCo, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c).

“Other Shares” has the meaning ascribed thereto in Section 10.4(c).

“Privacy Laws” has the meaning ascribed thereto in Section 6.18.

“SPAC Consent” has the meaning ascribed thereto in Section 4.2(a).

“SPAC Meeting” has the meaning ascribed thereto in Section 4.2(a).

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Special Voting Share” means the special voting share in the capital of SPAC which entitles the holder of record to a number of votes at meetings of holders of SPAC Class A Common Stock equal to the number of Exchangeable Shares outstanding from time to time (excluding Exchangeable Shares held by SPAC and affiliates of SPAC), which share is to be issued to and voted by, the Agent as described herein.

“SPAC Successor” has the meaning ascribed thereto in Section 10.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Voting Rights” means the voting rights attached to the SPAC Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2
PURPOSE OF AGREEMENT

2.1	Establishment of Agency Relationship

The purpose of this agreement is to establish an agency relationship between the Agent and the Beneficiaries as herein provided. SPAC hereby appoints the Agent as agent. The Agent shall hold the SPAC Special Voting Share in order to enable the Agent to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Agent to exercise such rights, in each case as agent for and on behalf of the Beneficiaries as provided in this agreement.

Article 3
SPAC SPECIAL VOTING SHARE

3.1	Issue and Ownership of the SPAC Special Voting Share

Following the execution of this agreement, SPAC shall issue to the Agent the SPAC Special Voting Share (and shall deliver the certificate representing such share to the Agent) to be hereafter held of record by the Agent as agent for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. SPAC hereby acknowledges receipt from the Agent as agent for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the SPAC Special Voting Share by SPAC to the Agent. During the term of and subject to the terms and conditions of this agreement, the Agent shall possess and be vested with full legal ownership of the SPAC Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the SPAC Special Voting Share provided that the Agent shall:

(a)	hold the SPAC Special Voting Share and the legal title thereto as agent solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the SPAC Special Voting Share and the SPAC Special Voting Share shall not be used, sold, transferred, voted, dealt with or disposed of by the Agent for any purpose (including for exercising dissent or appraisal rights relating to the SPAC Special Voting Shares) other than the purposes of and in accordance with this agreement.

3.2	Legended Share Certificates

The Agent shall, as directed by ExchangeCo, cause each certificate or ownership statement under a direct registration system representing Exchangeable Shares to bear an appropriate legend notifying each Beneficiary of their right to instruct the Agent in respect of the exercise of their portion of the Voting Rights in respect of the Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the SPAC Special Voting Share shall at all times be held in safe keeping by the Agent or its duly authorized agent.

Article 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Agent, as the holder of record of the SPAC Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy attaching to the SPAC Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of SPAC at an SPAC Meeting. The Voting Rights shall be and remain vested in and exercised by the Agent on behalf of the Beneficiaries subject to the terms of this agreement. Subject to Section 6.15:

(a)	the Agent shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent who are entitled to instruct the Agent as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Agent shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Agent exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding and not owned by SPAC and its affiliates at the relevant time.

4.2	Number of Votes

(a)	With respect to all meetings of shareholders of SPAC at which holders of SPAC Class A Common Stock are entitled to vote (each, an “SPAC Meeting”) and with respect to all written consents sought from holders of the SPAC Class A Common Stock (each, an “SPAC Consent”), each Beneficiary shall be entitled to instruct the Agent to cast and exercise that number of votes equal to a pro rata number of Voting Rights determined by reference to the total number of outstanding Exchangeable Shares not owned by SPAC and its affiliates on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, for each Exchangeable Share owned of record by a Beneficiary on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such SPAC Meeting or consented to in connection with such SPAC Consent.

(b)	The aggregate Voting Rights on a poll at an SPAC Meeting shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by SPAC and its affiliates on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, and for which the Agent has received voting instructions from the Beneficiaries in accordance with this Agreement. Pursuant to the terms of the Special Voting Share, the Agent or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Agent. Any Beneficiary who chooses to attend an SPAC Meeting in person, and who is entitled to vote in accordance with Section 4.8(b), shall be entitled to one vote on a show of hands.

4.3	Mailings to Shareholders

(a)	With respect to each SPAC Meeting or SPAC Consent, the Agent shall use its reasonable efforts to promptly mail or cause to be mailed (or otherwise communicate in the same manner as SPAC utilizes in communications to holders of SPAC Class A Common Stock subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Agent) to each of the Beneficiaries named in the List to the extent practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by SPAC to its shareholders:

(i)	a copy of such notice, together with any related materials, including any circular or information statement or listing particulars, to be provided to shareholders of SPAC;

(ii)	a statement that such Beneficiary is entitled to instruct the Agent as to the exercise of the Beneficiary Votes with respect to such SPAC Meeting or SPAC Consent or, pursuant to Section 4.7, to attend such SPAC Meeting and to exercise personally the Beneficiary Votes thereat;

(iii)	a statement as to the manner in which such instructions may be given to the Agent, including an express indication that instructions may be given to the Agent to give:

(A)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(B)	a proxy to a designated agent or other representative of SPAC to exercise such Beneficiary Votes;

(iv)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(v)	a form of direction whereby the Beneficiary may so direct and instruct the Agent as contemplated herein; and

(vi)	a statement of the time and date by which such instructions must be received by the Agent in order to be binding upon it, which in the case of an SPAC Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

(b)	The materials referred to in this Section 4.3 shall be provided to the Agent by SPAC, and the materials referred to in Section 4.3(a)(iii), Section 4.3(a)(v) and Section 4.3(a)(vi) shall (if reasonably practicable to do so) be subject to reasonable comment by the Agent in a timely manner. Subject to the foregoing, SPAC shall ensure that the materials to be provided to the Agent are provided in sufficient time to permit the Agent to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of SPAC Class A Common Stock. SPAC agrees not to communicate with holders of SPAC Class A Common Stock with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Agent for communication with the Beneficiaries. Notwithstanding the foregoing, SPAC may at its option exercise the duties of the Agent to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.3.

(c)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any SPAC Meeting or SPAC Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by SPAC or by applicable law for purposes of determining shareholders entitled to vote at such SPAC Meeting or in respect of such SPAC Consent. SPAC shall notify the Agent of any decision of the board of directors of SPAC with respect to the calling of any SPAC Meeting and shall provide all necessary information and materials to the Agent in each case promptly and in any event in sufficient time to enable the Agent to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

SPAC shall deliver to the Agent copies of all proxy materials (including notices of SPAC Meetings but excluding proxies to vote SPAC Class A Common Stock), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by SPAC from time to time to holders of SPAC Class A Common Stock in sufficient quantities and in sufficient time so as to enable the Agent to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of SPAC Class A Common Stock. The Agent shall mail or otherwise send to each Beneficiary, at the expense of SPAC, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Agent for the benefit of the Beneficiaries by SPAC) received by the Agent from SPAC contemporaneously with the sending of such materials to holders of SPAC Class A Common Stock. For greater certainty, the Agent may deliver copies of all such materials to Beneficiaries in electronic form for any Beneficiaries who have consented to such delivery. The Agent shall also make available for inspection during regular business hours by any Beneficiary at the Agent’s principal office in Toronto all proxy materials, information statements, reports and other written communications that are (a) received by the Agent as the registered holder of the Special Voting Share, and (b) made available by the SPAC generally to the holders of its shares or specifically directed to the Beneficiaries or to the Agent for the benefit of the Beneficiaries by the SPAC.

Notwithstanding the foregoing, SPAC at its option may exercise the duties of the Agent to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by SPAC or shareholders of SPAC (if such receipt is known by SPAC) of any material sent or given by or on behalf of a third party to holders of SPAC Class A Common Stock generally, including dissident proxy and information circulars (and related information and material) and tender offer, take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, SPAC shall use its reasonable efforts to obtain and deliver to the Agent copies thereof in sufficient quantities so as to enable the Agent to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Agent shall mail or otherwise send to each Beneficiary, at the expense of SPAC, copies of all such materials received by the Agent from SPAC. The Agent shall also make available for inspection during regular business hours by any Beneficiary at the Agent’s principal office in Toronto copies of all such materials. Notwithstanding the foregoing, SPAC at its option may exercise the duties of the Agent to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

The Agent shall, (a) prior to each annual, general, special, extraordinary or other SPAC Meeting or the seeking of any SPAC Consent and (b) forthwith upon each request made at any time by SPAC or ExchangeCo in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Agent in such request or, in the case of a List prepared in connection with an SPAC Meeting, or SPAC Consent at the close of business on the record date established by SPAC or pursuant to applicable law for determining the holders of SPAC Class A Common Stock entitled to receive notice of and/or to vote at such SPAC Meeting or to give consent. Each such List shall be delivered to SPAC and ExchangeCo promptly after receipt by the Agent of such request or the record date for such meeting or seeking of consent, as applicable, and in any event within sufficient time as to permit all parties to perform their obligations under this agreement. SPAC agrees to give ExchangeCo notice (with a copy to the Agent) of the calling of any SPAC Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable the Agent to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any SPAC Meeting or SPAC Consent shall be entitled (a) to instruct the Agent in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) to attend such meeting and personally exercise thereat, as the proxy of the Agent, the Beneficiary Votes to which such Beneficiary is entitled, or (c) appoint a third party as the proxy of the Agent to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares (subject to compliance with the articles of ExchangeCo) in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Agent and Attendance of Agent Representative at Meeting

(a)	In connection with each SPAC Meeting or SPAC Consent, the Agent shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(b); provided, however, that such written instructions are received by the Agent from the Beneficiary prior to the time and date fixed by the Agent for receipt of such instruction in the notice given by the Agent to the Beneficiary pursuant to Section 4.3.

(b)	To the extent so instructed in accordance with the terms of this Agreement, the Agent shall cause a representative who is empowered by it to sign and deliver, on behalf of the Agent, proxies for Voting Rights enabling a Beneficiary to attend each SPAC Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Agent’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Agent instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Agent to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Agent pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as SPAC utilizes in communications to holders of SPAC Class A Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Agent) to each Beneficiary at its address as shown on the books of ExchangeCo maintained by the Agent. SPAC agrees not to communicate with holders of SPAC Class A Common Stock with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Agent for communication with the Beneficiaries.

The Agent’s obligations under this Section 4.9 shall be deemed satisfied to the extent SPAC exercises its option to perform the duties of the Agent to deliver copies of materials to each Beneficiary and ExchangeCo or the Agent provides the required information and materials to SPAC.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Agent as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to SPAC or CallCo, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Agent of the certificates or ownership statement representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock, as specified in Article 5 (unless SPAC shall not have delivered the requisite SPAC Class A Common Stock issuable in exchange therefor to the Agent pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of ExchangeCo pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by SPAC or CallCo pursuant to the exercise by SPAC or CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by SPAC or CallCo pursuant to the exercise by SPAC or CallCo of the Change of Law Call Right (as defined in the Plan of Arrangement) (unless, in any case, SPAC or CallCo, as the case may be, shall not have delivered the requisite consideration in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Agent and/or ExchangeCo shall be entitled to require any Beneficiary or any person who the Agent and/or ExchangeCo know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of ExchangeCo) under Section 5.2 of National Instrument 62-104 – Take Over Bids and Issuer Bids, as amended from time to time, or as would be required under the articles of SPAC or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were SPAC Class A Common Stock. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of SPAC may take any action permitted under the articles of SPAC or any laws or regulations, or pursuant to the rules or regulations of any Agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

Article 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(a)	SPAC and, in the case of the Exchange Right (as defined below), CallCo, hereby grant to Agent on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require SPAC or CallCo to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. Each of SPAC and CallCo hereby acknowledges receipt from the Agent on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SPAC or CallCo, as the case may be, to the Agent.

(b)	During the term of and subject to the terms and conditions of this agreement, the Agent shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Agent shall:

(i)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as agent solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(ii)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Agent shall not exercise any such rights for any purpose other than the purposes of this agreement.

(c)	The obligations of SPAC to issue SPAC Class A Common Stock pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Certificates / Ownership Statements

ExchangeCo shall cause each certificate or ownership statement representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Agent with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Agent. Subject to Section 6.15, the Agent shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Agent as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Agent shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by SPAC for each Exchangeable Share to be purchased by SPAC under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of the SPAC Class A Common Stock on the last trading day before the exchange, which shall be satisfied in full by SPAC issuing to the Beneficiary one share of SPAC Class A Common Stock, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (collectively, the “Exchangeable Share Consideration”). In connection with each exercise of the Exchange Right, SPAC shall provide to the Agent an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Agent to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of the Agent. To cause the exercise of the Exchange Right by the Agent, the Beneficiary shall deliver to the Agent, in person or by certified or registered mail, at its principal office in Toronto or at such other place as the Agent may from time to time designate by written notice to the Beneficiaries, the certificates or ownership statement representing the Exchangeable Shares which such Beneficiary desires SPAC to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Agent, SPAC and ExchangeCo may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates or ownership statements, stating (i) that the Beneficiary thereby instructs the Agent to exercise the Exchange Right so as to require SPAC to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SPAC free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing SPAC Class A Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates or ownership statements should be delivered, and (b) payment (or evidence satisfactory to the Agent, SPAC and ExchangeCo of payment) of the taxes payable, if any, as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Agent are to be purchased by SPAC under the Exchange Right, a new certificate or ownership statement for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

5.6	Delivery of SPAC Class A Common Stock; Effect of Exercise

Promptly after the receipt by the Agent of the certificates representing the Exchangeable Shares which the Beneficiary desires SPAC to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes payable, if any, as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to SPAC, the Agent shall notify SPAC and ExchangeCo of its receipt of the same, which notice to SPAC and ExchangeCo shall constitute exercise of the Exchange Right by the Agent on behalf of the Beneficiary in respect of such Exchangeable Shares, and SPAC shall promptly thereafter deliver or cause to be delivered to the Beneficiary, as directed by the Agent, in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Agent, ExchangeCo and SPAC of the payment of) the taxes payable, if any, as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Agent to SPAC and ExchangeCo of the exercise of the Exchange Right, as provided in this Section 5.6, and with no further action required by the parties, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SPAC all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Agency Property and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by SPAC to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary), as directed by the Agent, within three business days of the date of the giving of such notice by the Agent, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by SPAC. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the SPAC Class A Common Stock delivered to it pursuant to the Exchange Right.

5.7	Stamp, Transfer or Other Taxes

Upon any sale or transfer of Exchangeable Shares to SPAC pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates or DRS statements representing SPAC Class A Common Stock to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary (a) shall pay (and none of SPAC, ExchangeCo or the Agent shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of SPAC that such taxes or duties, if any, have been paid.

5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo and SPAC shall give written notice thereof to the Agent. As soon as practicable following the receipt of notice from ExchangeCo and SPAC of the occurrence of an Insolvency Event, or upon the Agent becoming aware of an Insolvency Event, the Agent shall mail to each Beneficiary, at the expense of SPAC (such funds to be received in advance), a notice of such Insolvency Event in the form provided by SPAC, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, ExchangeCo hereby agrees with the Agent and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Agent all relevant materials delivered by the Beneficiary to ExchangeCo or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of SPAC Class A Common Stock

SPAC covenants that if any SPAC Class A Common Stock to be issued and delivered pursuant to the Automatic Exchange Right or the Exchange Right require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any Agency under any United States or Canadian federal, provincial or territorial law or regulation or pursuant to the rules and regulations of any Agency including any stock exchange upon which a security of the SPAC is listed or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by SPAC to the initial holder thereof or in order that such shares may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” or the equivalent of SPAC for purposes of Canadian securities Law or any United States equivalent), SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition of an approval or consent which SPAC reasonably determines could have a materially adverse effect on SPAC or its subsidiaries) to cause such SPAC Class A Common Stock (or such other shares or securities) to be and remain duly registered, qualified or approved. SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition of an approval or consent which SPAC reasonably determines could have a materially adverse effect on SPAC or its subsidiaries) to cause all SPAC Class A Common Stock (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding SPAC Class A Common Stock have been listed by SPAC and remain listed and are quoted or posted for trading at such time.

5.11	SPAC Class A Common Stock

SPAC hereby represents, warrants and covenants that the SPAC Class A Common Stock issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable.

5.12	Automatic Exchange on Liquidation of SPAC

(a)	SPAC shall give the Agent written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of SPAC to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by SPAC of notice of, and (B) SPAC otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, in each case where SPAC has failed to contest in good faith any such proceeding commenced in respect of SPAC within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by the Agent from SPAC of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a)(i) or Section 5.12(a)(ii), the Agent shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Agent by SPAC and shall include a brief description of the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock provided for in Section 5.12.

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SPAC Class A Common Stock in the distribution of assets of SPAC in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by SPAC and its affiliates) shall be automatically exchanged for one share of SPAC Class A Common Stock. To effect such automatic exchange, SPAC shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of the SPAC Class A Common Stock on the last trading day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SPAC issuing to the Beneficiary one share of SPAC Class A Common Stock for each Exchangeable Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. SPAC shall provide the Agent with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by SPAC of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by ExchangeCo any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SPAC all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and the related interest in the Agency Property and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and SPAC shall issue to the Beneficiary the SPAC Class A Common Stock issuable upon the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock and on the applicable payment date shall deliver to the Agent for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the SPAC Class A Common Stock issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for SPAC Class A Common Stock and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with SPAC pursuant to such automatic exchange shall thereafter be deemed to represent SPAC Class A Common Stock issued to the Beneficiary by SPAC pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SPAC Class A Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as SPAC may reasonably require, SPAC shall deliver or cause to be delivered to the Beneficiary certificates representing the SPAC Class A Common Stock of which the Beneficiary is the holder.

5.13	Withholding Rights

Notwithstanding any other provision of this agreement, SPAC, ExchangeCo and the Agent shall be entitled to deduct and withhold from any dividend, distribution, consideration, purchase price or other amounts otherwise payable under this agreement to any holder of Exchangeable Shares or SPAC Class A Common Stock such amounts as SPAC, ExchangeCo or the Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) (the “ITA”) or United States tax laws or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SPAC, ExchangeCo and the Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SPAC, ExchangeCo or the Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SPAC, ExchangeCo or the Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. SPAC, ExchangeCo and the Agent shall agree that the Agent may engage tax professionals on their behalf, at the expense of SPAC, to comply with the obligations of the Agent set forth in this Section 5.13.

5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a share of SPAC Class A Common Stock upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates or other evidence of ownership representing any such fractional interest shall be issued but rather the number of SPAC Class A Common Stock issuable shall be rounded down to the nearest whole number without payment in respect of such fractional share.

Article 6
CONCERNING THE AGENT

6.1	Powers and Duties of the Agent

(a)	The rights, powers, duties and authorities of the Agent under this agreement, in its capacity as agent, shall include:

(i)	receipt and deposit of the SPAC Special Voting Share from SPAC as agent for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(ii)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(iii)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(iv)	receiving the grant of the Automatic Exchange Right and the Exchange Right from SPAC as agent for and on behalf of the Beneficiaries in accordance with the provisions of this agreement and to instruct SPAC, or SPAC’s transfer agent, as applicable, to issue SPAC Class A Common Stock to the Beneficiaries;

(v)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries SPAC Class A Common Stock and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(vi)	holding title to the Agency Property;

(vii)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of SPAC and ExchangeCo under this agreement;

(viii)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Agent whether alone, jointly or in the alternative; and

(ix)	maintaining the ExchangeCo share register, accepting change of ownership instructions from Beneficiaries, paying dividends and other distributions and, pursuant to Section 5.13, deducting and withholding applicable taxes under the ITA or United States tax laws or any provision of federal, provincial, state, local or foreign tax law.

(b)	In the exercise of such rights, powers, duties and authorities the Agent shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Agent, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of this agreement. Any exercise of such discretionary rights, powers, duties and authorities by the Agent shall be final, conclusive and binding upon all persons.

(c)	The Agent in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent agent would exercise in comparable circumstances.

(d)	The Agent shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Agent be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Agent, and in the absence of such notice the Agent may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Agent represents to SPAC and ExchangeCo that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Agent hereunder and the role of the Agent in any other capacity. The Agent shall, within 30 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Agent has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Agent contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Agent be replaced as agent hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(a)	Each of SPAC and ExchangeCo irrevocably authorizes the Agent, from time to time, to:

(i)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and SPAC Class A Common Stock; and

(ii)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Agent may reasonably require for the discharge of its duties and responsibilities under this agreement and (ii) from the transfer agent of SPAC Class A Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(b)	SPAC and ExchangeCo shall authorize their respective registrars and transfer agents to comply with all such requests. SPAC covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

6.4	Books and Records

The Agent shall keep available for inspection by SPAC and ExchangeCo at the Agent’s principal office in Toronto correct and complete books and records of account relating to this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before December 31, 2026, and on or before December 31 in every year thereafter, so long as the SPAC Special Voting Share is registered in the name of the Agent, the Agent shall transmit to SPAC and ExchangeCo a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Agency Property as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Agent on behalf of Beneficiaries in consideration of the issuance by SPAC of SPAC Class A Common Stock in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Agent in the performance of its duties under this agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Agent shall, to the extent necessary, prepare and file, or cause to be prepared and filed, appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Agent may obtain the advice and assistance of such experts or advisors as the Agent considers necessary or advisable (who may be experts or advisors to SPAC or ExchangeCo). If requested by the Agent, SPAC or ExchangeCo shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Agent

(a)	The Agent shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Agent reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Agent therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Agent any such funding, security or indemnity in connection with the exercise by the Agent of any of its rights, duties, powers and authorities with respect to the SPAC Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(b)	None of the provisions contained in this agreement shall require the Agent to expend or risk its own funds or otherwise incur financial expenses in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Agent to take or institute such action, suit or proceeding and furnished the Agent with the funding, security or indemnity referred to in Section 6.6 and the Agent shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Agent might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Agent, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Agent shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Agent to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this agreement.

6.9	Evidence and Authority to Agent

(a)	SPAC and/or ExchangeCo shall furnish to the Agent evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by SPAC and/or ExchangeCo or the Agent under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Agent at the request of or on the application of SPAC and/or ExchangeCo promptly if and when:

(i)	such evidence is required by any other Section of this agreement to be furnished to the Agent in accordance with the terms of this Section 6.9; or

(ii)	the Agent, in the exercise of its rights, powers, duties and authorities under this agreement, gives SPAC and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(b)	Such evidence shall consist of an Officer’s Certificate of SPAC and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(c)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Agent at the request or on the application of SPAC and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of SPAC and/or ExchangeCo it shall be in the form of an Officer’s Certificate or a statutory declaration.

(d)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Agent as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(i)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(ii)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(iii)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Agent may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Agent or by SPAC and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Agency Property.

6.11	Investment of Moneys Held by Agent

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Agent which under the terms of this agreement may or ought to be invested or which may be on deposit with the Agent or which may be in the hands of the Agent shall, upon the receipt by the Agent of the written direction of ExchangeCo, be invested or reinvested in the name or under the control of the Agent in Authorized Investments, or as otherwise agreed upon in writing by the Agent and ExchangeCo. Any direction of ExchangeCo to the Agent as to investment or reinvestment of funds shall be in writing. If no such direction is received, the Agent shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Agent in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Agent or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Agent shall not be held liable for any losses incurred in the investment of any funds as herein provided that the Agent has not acted in bad faith or with fraud, gross negligence or wilful misconduct in investing any such funds.

6.12	Agent Not Required to Give Security

The Agent shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.13	Agent Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Agent shall not be bound to act in accordance with any direction or request of SPAC and/or ExchangeCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Agent, and the Agent shall be empowered to act upon any such copy purporting to be authenticated and believed by the Agent to be genuine.

6.14	Authority to Carry on Business

The Agent represents to SPAC and ExchangeCo that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Agent shall, within 90 days after ceasing to be authorized to carry on the business of a company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(a)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Agent shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Agent may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Agent shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Agent shall be entitled to continue to refrain from acting and to refuse to act until:

(i)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(ii)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Agent shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(b)	If the Agent elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Agent as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Obligations

The Agent hereby accepts the obligations created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this agreement hereby represents to the Agent that any account to be opened by, or interest to be held by the Agent in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Agent’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Agent agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Article 7
COMPENSATION

7.1	Fees and Expenses of the Agent

ExchangeCo agrees to pay the Agent reasonable compensation for all of the services rendered by it under this agreement and shall reimburse the Agent for all reasonable and documented expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Agent, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Agent in connection with its duties under this agreement; provided that ExchangeCo shall have no obligation to reimburse the Agent for any expenses or disbursements paid, incurred or suffered by the Agent in any suit or litigation or any such proceedings in which the Agent is determined to have acted in bad faith or with fraud, gross negligence or wilful misconduct or to have materially breached any provision hereof.

Article 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Agent

(a)	SPAC and ExchangeCo jointly and severally agree to indemnify and hold harmless the Agent and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses (other than loss of profits), damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Agent’s legal counsel) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party or a material breach of any provision hereof, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Agent’s acceptance or administration of the Agency Property, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Agent by SPAC or ExchangeCo pursuant hereto.

(b)	In no case shall SPAC or ExchangeCo be liable under this indemnity for any claim against any of the Indemnified Parties unless SPAC and ExchangeCo shall be notified by the Agent of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, SPAC and ExchangeCo shall be entitled to participate at their own expense in the defence and, if SPAC and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Agent shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Agent unless: (i) the employment of such counsel has been authorized by SPAC or ExchangeCo; or (ii) the named parties to any such suit include both the Agent and SPAC or ExchangeCo and the Agent shall have been advised by counsel acceptable to SPAC or ExchangeCo that there may be one or more legal defences available to the Agent that are different from or in addition to those available to SPAC or ExchangeCo and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case SPAC and ExchangeCo shall not have the right to assume the defence of such suit on behalf of the Agent but shall be liable to pay the reasonable fees and expenses of counsel for the Agent). This indemnity shall survive the termination of this agreement and the resignation or removal of the Agent.

8.2	Limitation of Liability

The Agent shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Agency Property or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Agent or to have resulted from a material breach by the Agent of any provision hereof.

Article 9
CHANGE OF AGENT

9.1	Resignation

The Agent, or any Agent hereafter appointed, may at any time resign by giving written notice of such resignation to SPAC and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless SPAC and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor agent or trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, SPAC and ExchangeCo shall promptly appoint a successor agent or trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of an agent or trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning agent and one copy to the successor agent or trustee. Failing the appointment and acceptance of a successor agent or trustee, a successor agent or trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring agent is the party initiating an application for the appointment of a successor agent or trustee by order of a court of competent jurisdiction, SPAC and ExchangeCo shall be jointly and severally liable to reimburse the retiring agent for its legal costs and expenses in connection with same.

9.2	Removal

The Agent, or any agent or trustee hereafter appointed, may (provided a successor agent or trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by SPAC and ExchangeCo, in duplicate, one copy of which shall be delivered to the agent so removed and one copy to the successor agent or trustee.

9.3	Successor Agent or Trustee

Any successor agent or trustee appointed as provided under this agreement shall execute, acknowledge and deliver to SPAC and ExchangeCo and to its predecessor agent an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor agent shall become effective and such successor agent or trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of SPAC and ExchangeCo or of the successor agent or trustee, the agent ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor agent or trustee all the rights and powers of the agent so ceasing to act. Upon the request of any such successor agent or trustee, SPAC, ExchangeCo and such predecessor agent shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor agent or trustee all such rights and powers.

9.4	Notice of Successor Agent or Trustee

Upon acceptance of appointment by a successor agent or trustee as provided herein, SPAC and ExchangeCo shall cause to be mailed notice of the succession of such agent or trustee hereunder to each Beneficiary specified in a List. If SPAC or ExchangeCo shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor agent or trustee, the successor agent or trustee shall cause such notice to be mailed at the expense of SPAC and ExchangeCo.

Article 10
SPAC SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “SPAC Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agency agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SPAC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SPAC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SPAC under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Agent or of the Beneficiaries hereunder.

Notwithstanding the foregoing provisions of Section 10.1, SPAC shall be permitted to consummate an Asset Sale Transaction (as such term is defined in the terms of the preferred stock of the SPAC).

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Agent, SPAC Successor and ExchangeCo shall, if required by Section 10.1, execute and deliver the supplemental agency agreement provided for in Article 11 and thereupon SPAC Successor and such other person that may then be the issuer of the SPAC Class A Common Stock shall possess and from time to time may exercise each and every right and power of SPAC under this agreement in the name of SPAC or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SPAC or any officers of SPAC may be done and performed with like force and effect by the directors or officers of such SPAC Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo) with or into SPAC, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo), or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Class A Common Stock are acquired by, one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition in the Share Provisions; and

(c)	in which all or substantially all of the then outstanding SPAC Class A Common Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then, (i) all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Class A Common Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to this agreement immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to this agreement had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) SPAC shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

Article 11
AMENDMENTS AND SUPPLEMENTAL AGENCY AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 11.2, 11.4 and 13.1, this agreement may not be amended or modified except by an agreement in writing executed by SPAC, ExchangeCo and the Agent and approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that each of ExchangeCo and SPAC shall be of the good faith opinion and the Agent, acting on the advice of counsel, shall be of the opinion that such additions will not be materially prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of SPAC and ExchangeCo and in the opinion of the Agent, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that SPAC, ExchangeCo and the Agent, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Beneficiaries;

(c)	making such changes or corrections which, on the advice of counsel to SPAC, ExchangeCo and the Agent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error;

(d)	making changes to provide added protection or benefit to or for the benefit of Beneficiaries hereunder provided that each of ExchangeCo and SPAC shall be of the good faith opinion and the Agent, acting on the advice of counsel, shall be of the opinion that such changes will not be materially prejudicial to the rights or interests of the Beneficiaries; or

(e)	making amendments necessary or advisable to comply with applicable securities laws, stock exchange rules or regulatory requirements, provided that such amendments do not materially prejudice the rights of the Beneficiaries.

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of SPAC, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of ExchangeCo, the Share Provisions and all applicable laws.

11.4	Changes in Capital of SPAC and ExchangeCo

At all times after the occurrence of any event as a result of which either SPAC Class A Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SPAC Class A Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agency agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Agency Agreements

From time to time ExchangeCo (when authorized by a resolution of its Board of Directors), SPAC (when authorized by a resolution of its board of directors) and the Agent may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agency agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of SPAC Successors and the covenants of and obligations assumed by each such SPAC Successor in accordance with the provisions of Article 9 and the successors of the Agent or any successor Agent in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of the Agent, will not be materially prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Agent, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to SPAC, ExchangeCo, the Agent or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of the Agent, the rights of the Beneficiaries will not be materially prejudiced thereby.

Article 12
TERMINATION

12.1	Term

This agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of SPAC and ExchangeCo elects in writing to terminate this agreement and such termination is approved by the Beneficiaries in accordance with Section 12 of the Share Provisions.

12.2	Survival of Agreement

This agreement shall survive and continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this agreement.

Article 13
GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of SPAC or ExchangeCo to the following address:

c/o GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Attention: Rehan Huda

Email: rehan.huda@gnq.ai

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Attention: Jay Knight and Timothy Van Hal

Email: jay.knight@btlaw.com

Email: timothy.vanhal@btlaw.com

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Attention: Omar Soliman

Email: osoliman@cassels.com

(b)	In the case of Agent to:

●

●

E-mail: ●

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of ExchangeCo from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which bylaws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7	Attornment

Each of the Agent, SPAC, and ExchangeCo agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and SPAC hereby appoints ExchangeCo at its registered office in the Province of Ontario as attorney for service of process.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

GNQ EXCHANGE INC.

By:
Name:
Title:

[AGENT]

By:
Name:
Title:

IB ACQUISITION CORP.

By:
Name:	Al Lopez
Title:	Chief Executive Officer